EXHIBIT 10.10
EXECUTION VERSION

SUBORDINATED CREDIT AGREEMENT

dated as of March 2, 2015

among

VALERO ENERGY PARTNERS LP,
as the Borrower
The GUARANTORS Party Hereto,
and
VALERO ENERGY CORPORATION,
as the Lender

Page

ARTICLE I
DEFINITIONS

Section 1.01	Defined Terms	1
Section 1.02	Classification of Borrowings	16
Section 1.03	Terms Generally	16
Section 1.04	Accounting Terms; GAAP	16
ARTICLE II
THE CREDITS
ARTICLE III
REPRESENTATIONS AND WARRANTIES
ARTICLE IV
CONDITIONS

- i -

(Continued)
Page

ARTICLE V
AFFIRMATIVE COVENANTS
ARTICLE VI
NEGATIVE COVENANTS

ARTICLE VII
EVENTS OF DEFAULT

ARTICLE VIII
SUBORDINATION TERMS

- ii -

(Continued)
Page

ARTICLE IX
MISCELLANEOUS

ARTICLE X
SUBSIDIARY GUARANTEE

- iii -

ANNEXES:

Annex A	– Leverage-Based Pricing Grid

Annex B	– Ratings-Based Pricing Grid

EXHIBITS:

Exhibit A	– Form of Promissory Note

Exhibit B	– Form of Guarantee Joinder

- iv -

SUBORDINATED CREDIT AGREEMENT, dated as of March 2, 2015, among VALERO ENERGY PARTNERS LP, the Guarantors party hereto from time to time and VALERO ENERGY CORPORATION.
NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Acquisition Period” means the period beginning with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the second full fiscal quarter following the fiscal quarter in which such payment is made, and (b) the date on which the Borrower notifies the Lender that it desires to end the Acquisition Period for such Specified Acquisition; provided that once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect. As used above, “Specified Acquisition” means any one or more transactions (i) pursuant to which the Borrower or any Restricted Subsidiary acquires for an aggregate purchase price of not less than $50,000,000 (x) more than 50% of the Equity Interests in any other Person or (y) other property or assets (other than acquisitions of Equity Interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person, and (ii) which is designated by the Borrower (by written notice to the Lender) as a “Specified Acquisition”.
“Agreement” means this Subordinated Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Applicable Rate” means, for any day, with respect to any Prime Rate Borrowing or Eurodollar Borrowing, (a) at all times prior to the Rating Date, the applicable rate per annum set forth in the Leverage-Based Pricing Grid based upon the Consolidated Leverage Ratio under the caption “Prime Rate Margin,” or “LIBOR Margin”, as the case may be, and (b) at all times from and after the Rating Date, the applicable rate per annum set forth in the Ratings-Based Pricing Grid based upon the Designated Rating under the caption “Prime Rate Margin” or “LIBOR Margin”, as the case may be.
“Attributable Debt” means in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of and will constitute “Capital Lease Obligations.” Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Officer” means a duly authorized officer of a Loan Party or the General Partner acting on behalf of such Loan Party.
“Borrower” means Valero Energy Partners LP, a Delaware limited partnership.
“Borrowing” means, with respect to any portion of the Term Loan, such portion that is of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Borrowings, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for funding the Term Loan in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in San Antonio, Texas or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” as to any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2013 shall be treated as an operating lease for all purposes under this Agreement.
“Change in Control” means (a) Valero Energy Corporation ceases to own, directly or indirectly, a majority of the Equity Interests of, or ceases to Control, the General Partner; (b) the Borrower ceases to own, directly or indirectly, 100% of the Equity Interests of the Initial Guarantor; or (c) the General Partner ceases to be the sole general partner of, or ceases to Control, the Borrower.
“Closing Date” means the date upon which this Agreement has been executed by all parties hereto and all conditions precedent set forth in Article IV have been satisfied.
“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.
“Consolidated EBITDA” means for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus, (b) to the extent reducing Consolidated Net Income for such period, and without duplication: (i) net federal, state, local or foreign income or franchise tax expense; (ii) net interest expense (including amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness), amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) during such period); (iii) depreciation, depletion and amortization expense, including amortization of intangibles; (iv) extraordinary expenses or loss and unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (A) losses from dispositions not in the ordinary course of business and (B) goodwill or intangible asset impairment); (v) transaction expenses directly related to the Transactions; and (vi) any non-cash charges to income not included in the foregoing clauses (i) through (v); minus, (c) to the extent included in the calculation of Consolidated Net Income for such period, without duplication, the sum of: (i) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on dispositions not in the ordinary course of business); (ii) any cash expenditures during such period on account of any non-cash item which was added back to Consolidated EBITDA during any prior period with respect to which a calculation of Consolidated EBITDA was made under this Agreement (and; provided that the cash expenditure does not impact Consolidated Net Income in the period paid); and (iii) any other unusual or non-recurring income or gains, all as determined for the Borrower and its Restricted Subsidiaries on a consolidated basis.
In the event Borrower or any of its Restricted Subsidiaries acquires (x) more than 50% of the Equity Interests in any other Person or (y) other property or assets (other than acquisitions of Equity Interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person, at Borrower’s option, Consolidated EBITDA for the relevant period shall be calculated after giving effect, on a pro forma basis, to such acquisition as if such acquisition occurred on the first day of the period. Any such pro forma adjustments shall be calculated in good faith by the Borrower and shall be supported by reasonably detailed calculations furnished together with the compliance certificate delivered pursuant to Section 5.01(c) for the applicable period.
Further, in connection with any Qualified Project, Consolidated EBITDA, as used in determining the Consolidated Leverage Ratio, may be modified so as to include Qualified Project EBITDA Adjustments, as provided in Section 6.08.
“Consolidated Leverage Ratio” means as of any date of determination, the ratio of Consolidated Total Debt as of such date to Consolidated EBITDA for the four fiscal quarter period ending on such date.
“Consolidated Net Assets” means at any date, the total amount of assets of the Borrower and its Restricted Subsidiaries after deducting therefrom (a) all current liabilities of the Borrower and its Restricted Subsidiaries (excluding any thereof which are by their terms extendible or renewable at the option of the Borrower or a Restricted Subsidiary to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) total prepaid expenses and deferred charges of the Borrower and its Restricted Subsidiaries. For purposes of the definition of “Material Subsidiaries” and Section 5.10(f), the references to Restricted Subsidiaries in this definition shall be deemed to be references to all Subsidiaries.
“Consolidated Net Income” means for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, provided that there shall be excluded from such net income (to the extent otherwise included therein), the income (or loss) of any entity other than a Restricted Subsidiary in which the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Restricted Subsidiary in the form of cash dividends or similar cash distributions. Further, when determining Consolidated Net Income for any fiscal quarter, Consolidated Net Income shall not include any undistributed net income of a Restricted Subsidiary to the extent that the ability of such Restricted Subsidiary to make Restricted Payments to the Borrower or to a Restricted Subsidiary is, as of the date of determination of Consolidated Net Income, prohibited by its Organization Documents, or restricted by any Contractual Obligation (other than pursuant to this Agreement) or any applicable law.
“Consolidated Net Tangible Assets” means at any date, (a) Consolidated Net Assets minus (b) goodwill and other intangible assets of the Borrower and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements most recently delivered to the Lender pursuant to Section 5.01(a) or Section 5.01(b) (or with respect to the periods prior to the initial delivery of financial statements under Section 5.01, as reflected on the Initial Financial Statements). For purposes of the definition of “Material Subsidiaries” and Section 5.10(f), the references to Restricted Subsidiaries in this definition shall be deemed to be references to all Subsidiaries.
“Consolidated Total Debt” means at any date, without duplication the aggregate amount of the Indebtedness of the Borrower and its Restricted Subsidiaries of the type specified in clause (a), (b), (c), (d), (e) or (h), clause (g) (so long as obligations specified in such clause are not contingent) or clause (f) (if the Guarantees specified in such clause are of Indebtedness of the type referred to above) of the definition of “Indebtedness” as of such date determined on a consolidated basis.
“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Designated Rating” means with respect to any Rating Agency, (i) the rating assigned by such Rating Agency to the Borrower’s Senior Debt, or (ii) if and only if such Rating Agency does not have in effect a rating described in the preceding clause (i), the rating assigned by such Rating Agency to the facility evidenced by this Agreement at any time such a rating is in effect, or (iii) if and only if such Rating Agency does not have in effect a rating described in the preceding clauses (i) or (ii), the Borrower’s “company” or “corporate credit” rating (or its equivalent) assigned by such Rating Agency.

“dollars” or “$” refers to lawful money of the United States of America.
“Elective Guarantor” means a Restricted Subsidiary that becomes a Guarantor pursuant to Section 5.09(b). A First Tier Subsidiary that is an Elective Guarantor shall cease to be an “Elective Guarantor” and shall become a “Required Guarantor” from and after the date that it becomes a Material Subsidiary.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters arising from the exposure to Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Eurodollar”, when used in reference to the Term Loan, refers to whether the portion of the Term Loan comprising a Borrowing, is bearing interest at a rate determined by reference to the LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Subsidiary Debt” means (a) Unsecured Acquired Debt and refinancings, extensions, renewals, or refundings thereof provided that the principal amount thereof is not increased (other than by amounts incurred to pay the costs of such refinancing, extension, renewal or refunding and any premiums paid in connection therewith), (b) Indebtedness that is owed by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary; (c) amounts owing by a Restricted Subsidiary pursuant to Securitization Transactions as permitted by Section 6.03(b)(ii); and (d) Indebtedness in an amount not to exceed $150,000,000, outstanding on the Investment Grade Rating Date.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income and/or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located.
“Financial Officer” means the chief financial officer, principal accounting officer, financial vice president, treasurer or controller of a Loan Party or of the General Partner acting on behalf of a Loan Party.
“First Tier Subsidiary” means any direct Restricted Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“General Partner” means Valero Energy Partners GP LLC, a Delaware limited liability company.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” means as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantee Joinder” means a Guarantee Joinder, substantially in the form of Exhibit B.
“Guaranteed Obligations” has the meaning assigned such term in Section 10.01.
“Guarantor” means the Initial Guarantor, each additional Required Guarantor (if any), and each Elective Guarantor (if any).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
“Hedging Obligations” means obligations in respect of Hedging Agreements.
“Indebtedness” means as to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all Capital Lease Obligations of such Person, (e) all Indebtedness of others secured by a Lien on any asset of such Person (other than a Lien on Equity Interests in an Unrestricted Subsidiary owned by such Person securing Non-Recourse Debt on which such Unrestricted Subsidiary is an obligor), whether or not such Indebtedness is assumed by such Person (provided, that for purposes of this clause (e), if such Person has not assumed or otherwise become personally liable for any such Indebtedness, the amount of Indebtedness of such Person in connection therewith shall be limited to the lesser of (i) the fair market value of such asset(s) and (ii) the amount of Indebtedness secured by such Lien), (f) all Indebtedness of others Guaranteed by such Person, (g) all obligations of such Person in respect of bankers’ acceptances, (h) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument (other than trade letters of credit and documentary letters of credit), provided, however that in the case of letters of credit, reimbursement obligations shall not be considered Indebtedness unless they have not been reimbursed within three Business Days after becoming due, and (i) all production payments, proceeds production payments or similar obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Initial Financial Statements” means, collectively, (a) the audited annual consolidated financial statements of the Borrower dated as of December 31, 2013 and (b) the unaudited quarterly consolidated financial statements of the Borrower dated as of September 30, 2014.

“Initial Guarantor” means Valero Partners Operating Co. LLC, a Delaware limited liability company and any successor Guarantor thereto permitted pursuant to Section 6.02 hereof.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Payment Date” means (a) with respect to any Prime Rate Borrowing, the last day of each March, June, September and December and (b) with respect to any Eurodollar Borrowing, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Borrowing is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, with the consent of the Lender, such other periods for which LIBO Rates are available at the time the Borrowing Request for such Eurodollar Borrowing is made), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment Grade Rating” means a Designated Rating of (a) BBB- or higher by S&P or (b) Baa3 or higher by Moody’s.
“Investment Grade Rating Date” means the date on which the Borrower first obtains an Investment Grade Rating.
“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, treaties or decrees of any governmental or political subdivision or agency thereof, or of any court or similar entity established by any thereof.
“Lender” means Valero Energy Corporation and its successors and assigns.
“Leverage-Based Pricing Grid” means the Leverage-Based Pricing Grid attached hereto as Annex A.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent under the Revolving Credit Agreement in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any production payment, proceeds production payment or similar financing arrangement with respect to such asset). For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan Documents” means this Agreement, including schedules and exhibits hereto, any Guarantee Joinder, any Note, and any other document executed by the Borrower or a Guarantor that states by its terms that it is a Loan Document, and amendments, modifications or supplements thereto or waivers thereof.
“Loan Party” means each of the Borrower and each Guarantor.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform any of its obligations under this Agreement.
“Material Subsidiary” means, at any time, a Subsidiary whose Net Tangible Assets represent 15% or more of Consolidated Net Tangible Assets for the Borrower’s most recently completed fiscal quarter.
“Maturity Date” means March 1, 2020.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Assets” of a Person at any date, means the total amount of assets of such Person and its Subsidiaries after deducting therefrom (a) all current liabilities of such Person and its Subsidiaries (excluding any thereof which are by their terms extendible or renewable at the option of such Person or a Subsidiary of such Person to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) total prepaid expenses and deferred charges of such Person and its Subsidiaries.
“Net Tangible Assets” of a Person at any date, means (a) Net Assets of such Person and its Subsidiaries minus (b) goodwill and other intangible assets of such Person and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, for the fiscal quarter for which financial statements have been most recently delivered to the Lender pursuant to Section 5.01(a) or Section 5.01(b) (or with respect to periods prior to the delivery of the initial financial statements required under Section 5.01, as reflected on the Initial Financial Statements).
“Non-Guarantor Subsidiary” means a Restricted Subsidiary that is not a Guarantor.
“Non-Recourse Debt” means Indebtedness: (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise, in either case, other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor on such Indebtedness; and (b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its maturity. For purposes of determining compliance with Section 6.03 hereof, in the event that any Non-Recourse Debt of any of the Borrower’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower.
“Note” means a promissory note in substantially the form of Exhibit A hereof.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Term Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Prime Rate Borrowing”, when used in reference to the Term Loan, refers to whether the portion of the Term Loan comprising a Borrowing is bearing interest at a rate determined by reference to the Prime Rate.
“Priority Debt” has the meaning assigned such term in Section 6.03(b)(i).
“Qualified Project” means the construction or expansion of any capital project of the Borrower or any of its Restricted Subsidiaries, the aggregate actual or budgeted capital cost of which (in each case, including capital costs expended by the Borrower or any such Restricted Subsidiaries prior to the construction or expansion of such project) exceeds $50,000,000.
“Qualified Project EBITDA Adjustments” means with respect to each Qualified Project:
(a)    prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount to be approved by the Lender (such approval not to be unreasonably withheld or delayed) as the projected Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project for the first 12-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other reasonable factors deemed appropriate by the Lender), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Restricted Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%; and

(b)    thereafter, actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by the Lender pursuant to clause (a) above as the projected Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date; provided that in the event the actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by the Lender pursuant to clause (a) above for such fiscal quarter, the projected Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in clause (a) above, such amount to be approved by the Lender (such approval not to be unreasonably withheld or delayed), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Restricted Subsidiaries for such fiscal quarters.
Notwithstanding the foregoing:
(A)    no such additions shall be allowed with respect to any Qualified Project unless:
(1)    not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(c) to the extent Qualified Project EBITDA Adjustments are requested be made to Consolidated EBITDA in determining compliance with Section 6.08, the Borrower shall have delivered to the Lender (i) written pro forma projections of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project and (ii) a certificate of the Borrower certifying that all written information provided to the Lender for purposes of approving such pro forma projections (including information relating to customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions) was prepared in good faith based upon assumptions that were reasonable at the time they were made; and
(2)    prior to the date such certificate is required to be delivered, the Lender shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Lender may reasonably request, all in form and substance satisfactory to the Lender; and
(B)    the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments).
“Rating Agency” means S&P and/or Moody’s.

“Rating Date” means the first date after the Closing Date upon which the Borrower obtains a Designated Rating.
“Ratings-Based Pricing Grid” means the Ratings-Based Pricing Grid attached hereto as Annex B.
“Required Guarantor” means any Material Subsidiary that is a First Tier Subsidiary; collectively the “Required Guarantors”.
“Restricted Payment” by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Revolving Credit Agreement” has the meaning assigned to such term in Article VIII.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.
“Sale/Leaseback Transaction” means an arrangement whereby the Borrower or a Restricted Subsidiary transfers property owned by it to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.
“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions thereof.
“Securitization Entity” means any Person engaged solely in the business of effecting Securitization Transactions and related activities.
“Securitization Indebtedness” means any Indebtedness under any Securitization Transaction that does not permit or provide recourse for principal or interest (other than Standard Securitization Undertakings) to the Borrower or any Restricted Subsidiary of the Borrower (other than a Securitization Entity) or any property or asset of the Borrower or any Restricted Subsidiary of the Borrower (other than the property or assets of a Securitization Entity or any Equity Interests or securities issued by a Securitization Entity).
“Securitization Transaction” means any transaction in which the Borrower or a Restricted Subsidiary sells or otherwise transfers accounts receivable or other rights to payment (whether existing or arising in the future) and assets related thereto (a) to one or more purchasers or (b) to a special purpose entity that (i) borrows under a loan secured by or issues securities payable from such accounts receivable or other rights to payment (or undivided interests therein) and related assets or (ii) sells or otherwise transfers such accounts receivable or other rights to payment (or undivided interests therein) and related assets to one or more purchasers, whether or not amounts received in connection with the sale or other transfer of such accounts receivable or other rights to payment and related assets to an entity referred to in clause (a) or (b) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower. The amount of any Securitization Transaction shall be deemed at any time to be (1) the aggregate outstanding principal or stated amount of the borrowings or securities in connection with the transactions referred to in clause (b)(i) of the preceding sentence; (2) the outstanding amount of capital invested in or unrecovered outstanding purchase price paid in connection with a transaction referred to in clause (b)(ii) of the preceding sentence; or (3) if there shall be no such principal or stated amount or outstanding capital invested or unrecovered purchase price, the uncollected amount of the accounts receivable transferred to such purchaser(s) pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible and any discount in the purchase price thereof.
“Senior Debt” means the Borrower’s senior unsecured, non-credit enhanced, long term debt for which a rating has been established by Moody’s and/or S&P.
“Solvent” means with respect to any Person and its Subsidiaries on a consolidated basis, as of a particular date, that on such date (a) such Person and its consolidated Subsidiaries are able to pay their debts and other liabilities, contingent obligations and other commitments, on a consolidated basis, as they mature in the normal course of business, (b) such Person and its consolidated Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities on a consolidated basis beyond their ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person and its consolidated Subsidiaries are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which their consolidated assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Persons are engaged or are to engage, (d) the fair value of the assets of such Person and its consolidated Subsidiaries is greater than the total amount of consolidated liabilities, including contingent liabilities, of such Person and its consolidated Subsidiaries and (e) the present fair saleable value of the consolidated assets of such Person and its consolidated Subsidiaries is not less than the amount that will be required to pay the probable consolidated liability of such Person and its consolidated Subsidiaries on their consolidated debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Standard Securitization Undertakings” means any representations, warranties, servicer obligations, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary of the Borrower of a type that are reasonably customary in securitizations.
“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantee” has the meaning assigned to such term in Section 10.01.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Loan” means the term loan of up to $160,000,000 made by the Lender to the Borrower pursuant to this Agreement.
“Transactions” means any incurrence of Indebtedness by the Borrower and the Guarantors under this Agreement on the Closing Date.
“Type”, when used in reference to any Borrowing, refers to whether the rate of interest on such Borrowing is determined by reference to the LIBO Rate or the Prime Rate.
“Unrestricted Subsidiary” means any Subsidiary, other than a Material Subsidiary, formed or acquired after the Closing Date that is designated by the Borrower as an Unrestricted Subsidiary; provided that: (a) such Subsidiary has no Indebtedness other than Non-Recourse Debt; (b) no Loan Party nor any Restricted Subsidiary Guarantees any Indebtedness of such Subsidiary or grants a Lien on any assets to secure any Indebtedness or other obligations of such Subsidiary except Liens on Equity Interests in Unrestricted Subsidiaries permitted by (or permitted under Section 6.01(a)(i) to be incurred as described in) Section 6.01(b)(xix); (c) except as permitted by the Lender, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower; (d) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to make capital contributions to such Person or to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (e) such Subsidiary is not a Guarantor and has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any Restricted Subsidiaries; (f) such designation complies with Section 5.10; and (g) such Subsidiary has not been redesignated as an Unrestricted Subsidiary under Section 5.10. Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Lender by a certificate from a Financial Officer of the Borrower certifying that such designation complies with the preceding conditions. As of the Closing Date there are no Unrestricted Subsidiaries.
“Unsecured Acquired Debt” means unsecured Indebtedness of a Person that (a) exists at the time such Person becomes a Restricted Subsidiary as a result of an acquisition, merger or other combination, in each case, consummated after the Closing Date, or at the time such Person is merged or consolidated with or into, or otherwise acquired by, a Restricted Subsidiary, in each case, after the Closing Date, or (b) is assumed in connection with the acquisition of assets after the Closing Date; provided that, (x) in each case, such unsecured Indebtedness was not incurred or granted in contemplation of such acquisition, merger, or other combination, and (y) in no event shall such unsecured Indebtedness exceed the value of the Person or property so acquired.
“Valero Energy Corporation” means Valero Energy Corporation, a Delaware corporation.
Section 1.02    Classification of Borrowings. Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
Section 1.03    Terms Generally. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto. The definitions of terms herein and in any other Loan Document or any certificate or other document made or delivered pursuant hereto shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun used herein or in any other Loan Document or any certificate or other document made or delivered pursuant hereto shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” when used herein or in any other Loan Document or any certificate or other document made or delivered pursuant hereto shall be deemed to be followed by the phrase “without limitation”. The word “will” when used herein or in any other Loan Document or any certificate or other document made or delivered pursuant hereto shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, when used herein or in any other Loan Document or any certificate or other document made or delivered pursuant hereto (a) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement, any other Loan Document or any certificate or other document made or delivered pursuant hereto, as the case may be, in its entirety and not to any particular provision hereof or thereof, (d) all references herein or in any other Loan Document or any certificate or other document made or delivered pursuant hereto, as the case may be, to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement or such other Loan Document or certificate or document, as the case may be and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
ARTICLE II
THE CREDITS
Section 2.01    Term Loan. The Lender agrees, on the terms and conditions hereinafter set forth, to make a term loan (the “Term Loan”) to the Borrower, which Term Loan may, at the option of the Borrower, be made (a) in a single advance on the Closing Date or (b) to the extent that the full amount of the Term Loan is not fully borrowed on the Closing Date, on one or more occasions (which shall occur on a Business Day) thereafter on or prior to May 1, 2015, in an aggregate principal amount for the Term Loan not to exceed $160,000,000. Amounts repaid or prepaid in respect of the Term Loan may not be reborrowed.
Section 2.02    Borrowing Mechanics.
(a)    The Term Loan shall be made in dollars. Subject to Section 2.08, the Term Loan (or any portion thereof) may be comprised of Prime Rate Borrowings or Eurodollar Borrowings as the Borrower may request in accordance herewith; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.
(b)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03    Requests for Funding. To request a funding of any portion of the Term Loan, the Borrower shall notify the Lender of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed funding or (b) in the case of a Prime Rate Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed funding. Each such telephonic Borrowing Request shall be irrevocable and, if so requested by the Lender, shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request. Each such telephonic or written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested funding;

(ii)	the date of such funding, which shall be a Business Day;

(iii)    whether the portion of the Term Loan to be funded is to be a Prime Rate Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested funding shall be a Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
Section 2.04    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and, if requested by the Lender, shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Prime Rate Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Prime Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Prime Rate Borrowing at the end of the Interest Period applicable thereto.
Section 2.05    Repayment of Term Loan; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Term Loan on the Maturity Date.
(b)    The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Term Loan, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.
(c)    The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan in accordance with the terms of this Agreement.
Section 2.06    Prepayment of Term Loan. The Borrower shall have the right at any time and from time to time to prepay the Term Loan in whole or in part, subject to at least three Business Days prior notice. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.07.
Section 2.07    Interest. (a) The portion of the Term Loan comprising each Prime Rate Borrowing shall bear interest at the Prime Rate plus the Applicable Rate.
(b)    The portion of the Term Loan comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, if any principal of or interest on the Term Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of the Term Loan, 2.00% plus the rate otherwise applicable to the Term Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to Prime Rate Borrowings as provided in paragraph (a) of this Section.
(d)    Accrued interest on the Term Loan shall be payable in arrears on each Interest Payment Date and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Borrowing comprising part of the Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Borrowing shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.
Section 2.08    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Prime Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
Section 2.09    Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
Section 2.10    Payments Generally. (a)  Except with respect to Excluded Taxes, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or other amounts payable under this Agreement) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without deduction, setoff or counterclaim (other than any deduction or setoff in respect of Excluded Taxes as explicitly described herein). Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices set forth in Section 9.01. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder and (ii) second, towards payment of principal then due hereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each of the Borrower and each Guarantor, with respect to representations and warranties pertaining to it, represents and warrants to the Lender, as of the Closing Date, and thereafter as of the date of each advance of any portion of the Term Loan not borrowed on the Closing Date, that:
Section 3.01    Corporate Existence and Power. Each Loan Party is a corporation, partnership or limited liability company duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Section 3.02    Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by each Loan Party of this Agreement and any other Loan Documents to which it is a party (a) are within its organizational powers, have been duly authorized by all necessary organizational action, (b) require no consent or approval of, or other action by or in respect of, or registration or filing with, any Governmental Authority, (c) do not contravene, or constitute a breach or a default under, any provision of its Organization Documents, (d) do not contravene any applicable Law or regulation, and (e) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Restricted Subsidiaries or by which any property or asset of any Loan Party or any of its Restricted Subsidiaries is bound, except, in the case of clauses (b), (d) and (e) as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.03    Enforceability. The Loan Documents to which it is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, moratorium, insolvency or similar Laws affecting the rights of creditors generally and general principles of equity.
Section 3.04    Financial Information.
(a)    The Initial Financial Statements present fairly, in all material respects, the combined financial position and combined results of operations and cash flows of the Borrower as of such dates and for such periods in conformity with GAAP and were prepared in good faith based on the assumptions that were believed to be reasonable in light of the then-existing conditions (subject to the proviso that it is understood that such pro forma financial statements are based upon professional opinions, estimates and adjustments and that the Loan Parties do not warrant that such opinions, estimates and adjustments will ultimately prove to have been accurate).
(b)    Beginning with the initial delivery of the financial information required under Section 5.01(a) and Section 5.01(b), the financial information delivered to the Lender pursuant to such sections fairly presents, in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows as of such date (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes).
Section 3.05    Litigation; No Material Adverse Effect.
(a)    As of the Closing Date, there is no litigation, arbitration or governmental investigation, proceeding or inquiry pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary as to which there is a reasonable possibility of an adverse determination (i) which could reasonably be expected to have a material adverse effect on the business, assets, financial condition, or operations of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) which seeks to prevent, enjoin or delay the making of the Term Loan hereunder.
(b)    As of the Closing Date, since December 31, 2013, there has been no Material Adverse Effect.
Section 3.06    Environmental Matters. Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (a) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability. This Section 3.06 is the sole and exclusive representation and warranty of the Loan Parties with respect to Environmental Laws, Environmental Liabilities and Hazardous Materials contained in this Article III and no other provision hereof shall be construed to constitute such a representation or warranty; provided that the foregoing does not limit the provisions of Section 3.04 or Section 3.05.
Section 3.07    Taxes. (a) The Borrower and its Restricted Subsidiaries have filed all material United States federal income tax returns and all other material tax returns have been filed on or before the applicable due date (as such due date may have been timely extended), and (b) all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Restricted Subsidiary have been paid (other than those which are currently being contested in good faith by appropriate proceedings or to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect or materially adversely affect the performance by the Borrower of its payment obligations under this Agreement or any Notes). The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.
Section 3.08    Solvency. As of the Closing Date, the Borrower and its consolidated Subsidiaries taken as a whole are, and after the consummation of the Transactions will be, Solvent.
Section 3.09    Compliance with Laws. Such Loan Party and its Restricted Subsidiaries are in compliance with all applicable Laws, except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.10    Title to Properties. As of the Closing Date, each Loan Party and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property necessary or otherwise material to the business of the Loan Parties and their respective Restricted Subsidiaries, taken as a whole, except for Liens permitted hereby and except where the failure to have such title or leasehold interest would not reasonably be expected to result in a Material Adverse Effect.
ARTICLE IV
CONDITIONS
Conditions to Effectiveness of this Agreement (Closing Date). This Agreement shall be effective upon satisfaction of the following conditions precedent set forth in this Article 4:
(a)    Loan Documents. The Lender shall have received (i) this Agreement, executed and delivered by an Authorized Officer of each Loan Party and (ii) a Note substantially in the form of Exhibit A hereto and executed by an Authorized Officer of the Borrower.
(b)    Representations and Warranties; Defaults. As of the Closing Date, (i) the accuracy of each of the representations and warranties made by each Loan Party in this Agreement in all material respects on and as of such date, provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and (ii) the absence of any Default or Event of Default.

(c)    Approvals. All material governmental and third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect.
ARTICLE V
AFFIRMATIVE COVENANTS
From and after the Closing Date and until the principal of and interest on the Term Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lender that:
Section 5.01    Financial Reporting Requirements. The Borrower will:
(a)    make available its Form 10-K via the EDGAR system of the SEC (“EDGAR”) on the internet as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, which will in each case include an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and changes in partners’ capital for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year of the Borrower, all reported on in a manner acceptable to the SEC by KPMG LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit);
(b)    make available its Form 10-Q via EDGAR on the internet as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, which will, in each case, include, a consolidated balance sheet of the Borrower and its Subsidiaries, as of the end of such quarter and the related (i) consolidated statement of income for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, and (ii) consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form (A) for the consolidated balance sheet, the figures as of the end of the Borrower’s previous fiscal year, (B) for the consolidated statement of income, the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year and (C) for the consolidated statement of cash flows, the figures for the corresponding portion of the Borrower’s previous fiscal year, and the making available of such financial statements shall constitute a certification (subject to normal year-end adjustments) as to fairness of presentation and GAAP;
(c)    furnish to the Lender within 10 days of making available via EDGAR each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of the Borrower (i) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.08 and from and after the Investment Grade Rating Date, Section 6.03(b);
(d)    furnish to the Lender within 10 days of making available via EDGAR the financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of the Borrower certifying which Subsidiaries of the Borrower are Material Subsidiaries (which certificate may be combined with the certificate being delivered pursuant to clause (c) above on such date);
(e)    furnish to the Lender from time to time such additional information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request; and
(f)    promptly upon the Borrower first obtaining a Designated Rating, provide to the Lender written notice thereof.
Section 5.02    Notices. The Borrower will promptly furnish, or cause to be furnished, to the Lender, notice of: (a) the occurrence of any (i) Default or (ii) Event of Default hereunder; and (b) the institution of any litigation or proceeding involving it or a Restricted Subsidiary that has had or is reasonably expected to have a Material Adverse Effect (whether or not the claim asserted therein is considered to be covered by insurance). Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03    Existence; Conduct of Business. The Borrower will, and will cause each Required Guarantor to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business; provided that the foregoing shall not prohibit any merger or consolidation of the Borrower permitted under Section 6.02 or any merger, consolidation, liquidation or dissolution of any Subsidiary that is not otherwise prohibited by the terms of this Agreement; and provided further, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect any right, license, permit, privilege or franchise to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 5.04    Payment of Taxes. The Borrower will pay and discharge, and will cause each Material Subsidiary to pay and discharge, at or before maturity, all their respective material tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain and will cause each Material Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.
Section 5.05    Maintenance of Property; Insurance. The Borrower will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Borrower or in such Material Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against such risks as are usually insured against in the same general area by companies of similar size and established repute engaged in the same or a similar business.

Section 5.06    Compliance with Laws. The Borrower will comply, and cause each Restricted Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of any Governmental Authority, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 5.07    Books and Records; Inspection Rights. The Borrower will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which complete and accurate entries are made of its financial and business transactions to the extent required by GAAP.
Section 5.08    Use of Proceeds. The proceeds of the Term Loan will be used for general partnership, corporate or company purposes, as applicable, of the Loan Parties and their Subsidiaries, including, without limitation, acquisitions.
Section 5.09    First Tier Subsidiaries; Additional Guarantors.
(a)    In the event any Material Subsidiary is or becomes a First Tier Subsidiary, the Borrower will, within 30 days thereof, cause such Material Subsidiary to become a party to this Agreement and guarantee the Obligations by executing and delivering to the Lender a Guarantee Joinder substantially in the form of Exhibit B.
(b)    Any Restricted Subsidiary may, at its election, become a Guarantor by delivery to the Lender of a Guarantee Joinder.
(c)    Upon delivery of a Guarantee Joinder by a Restricted Subsidiary, notice of which is hereby waived by each Loan Party, such Restricted Subsidiary shall be a Guarantor and shall be a party hereto (including being bound by the provisions of Article VIII) as if an original signatory hereto. Each Loan Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Loan Party hereunder. This Agreement shall be fully effective as to each Loan Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Loan Party hereunder.
Section 5.10    Designation and Conversion of Restricted and Unrestricted Subsidiaries; Certain other Matters Pertaining to Unrestricted Subsidiaries.
(a)    Unless designated after the Closing Date in writing to the Lender pursuant to this Section, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.
(b)    The Borrower may designate a Subsidiary (other than the Initial Guarantor or any Required Guarantor) as an Unrestricted Subsidiary if (i) the requirements set forth in the definition of “Unrestricted Subsidiary” have been met with respect to such Subsidiary, (ii) immediately before and after such designation, no Default or Event of Default exists or would exist, (iii) after giving effect to such designation on a pro forma basis, the Borrower and its Subsidiaries would have been in compliance with all of the covenants contained in this Agreement, including Section 6.08, as of the end of the most recent fiscal quarter, (iv) a certificate of a Financial

Officer is delivered to the Lender as provided in the definition of “Unrestricted Subsidiary”, and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it will be treated as a “restricted subsidiary” for purposes of any indenture, credit agreement, or similar agreement.
(c)    The Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists or would exist, (ii) if such Unrestricted Subsidiary has outstanding Indebtedness, Liens and/or Attributable Debt under any Sale/Leaseback Transaction, it would be permitted to incur such Indebtedness, Debt and/or Attributable Debt pursuant to Section 6.01 and Section 6.03, (iii) after giving effect to such designation on a pro forma basis, the Borrower and its Subsidiaries would have been in compliance with all of the covenants contained in this Agreement, including Section 6.08, as of the end of the most recent fiscal quarter, (iv) the representations and warranties with respect to such Subsidiary set forth in Article III of this Agreement (other than the representations and warranties that are made only as of the Closing Date) are true and correct in all material respects with respect to such Subsidiary after giving effect to such designation (provided that the foregoing materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and (v) the Borrower has provided to the Lender a certificate of a Financial Officer to the effect that each of the foregoing conditions has been satisfied. Immediately after such designation, such Subsidiary shall cease to be an Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness, Liens and Attributable Debt under Sale/Leaseback Transactions of such Subsidiary existing at such time.
(d)    The Borrower shall cause all Subsidiaries of an Unrestricted Subsidiary to satisfy the requirements set forth in the definition of “Unrestricted Subsidiaries” and such Subsidiaries shall also be Unrestricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, the Borrower or any Restricted Subsidiary. Neither the Borrower nor any Restricted Subsidiary shall make any investment in (including any acquisition of Equity Interests or loans, advances or capital contributions to) an Unrestricted Subsidiary if a Default or Event of Default exists immediately before or immediately after making such investment.
(e)    If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of Unrestricted Subsidiary or the applicable requirements set forth in this Section, (i) it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement, (ii) any Indebtedness, Liens and Attributable Debt under Sale/Leaseback Transactions of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date, and (iii) the Borrower shall notify the Lender, pursuant to a certificate or other notice given by a Financial Officer, that such Unrestricted Subsidiary is no longer an Unrestricted Subsidiary.
(f)    The Borrower will not permit at any time the aggregate Net Tangible Assets of all Unrestricted Subsidiaries to exceed 20% of Consolidated Net Tangible Assets.
Section 5.11    Employee Matters. The Borrower shall notify the Lender in writing at least 30 days prior to hiring any employees. Upon such notification, the Borrower shall execute and deliver to the Lender an amendment to this Agreement incorporating provisions that are substantially identical to those in Section 3.06 and clause (i) of Article VII of the Revolving Credit Agreement (including the defined terms used in such provisions).

ARTICLE VI
NEGATIVE COVENANTS
From and after the Closing Date and until the principal of and interest on the Term Loan and all fees payable hereunder have been paid in full, each Loan Party covenants and agrees with the Lender that:
Section 6.01    Liens. Neither the Borrower nor any Restricted Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)    Prior to the Investment Grade Rating Date:
(i)    Liens described in Section 6.01(b)(vi) through (vii), and Section 6.01(b)(ix) through (xix);
(ii)    Liens under any Sale/Leaseback Transaction permitted under Section 6.03(a)(iii);
(iii)    Liens on cash and cash equivalents securing Hedging Obligations permitted under the Revolving Credit Agreement;
(iv)    Liens not otherwise permitted by the other clauses of this Section 6.01(a) securing Indebtedness or other obligations of the Loan Parties or any of their respective Restricted Subsidiaries, provided that the sum, without duplication, of (1) the aggregate principal amount of all such Indebtedness and obligations plus (2) the outstanding Attributable Debt under all Sale/Leaseback Transactions of the Loan Parties and Restricted Subsidiaries permitted under Section 6.03(a)(iii), does not exceed an amount equal to 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Lien or such Attributable Debt, as applicable; and
(v)    Liens existing on the Closing Date.
(b)    From and after the Investment Grade Rating Date:
(i)    any Lien existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary of the Borrower and not created in contemplation of such event, provided that such Lien attaches only to such asset and proceeds thereof;
(ii)    any Lien on any asset securing Indebtedness (including Liens in respect of Capital Lease Obligations) incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing, repairing or improving such asset, provided that (i) such Lien attached to such asset concurrently with or within 90 days after the acquisition thereof or the date of completion of such construction, repair or improvement, and (ii) all such Liens attach only to the assets purchased, constructed, repaired or improved with the proceeds of the Indebtedness secured thereby and improvements, accessions, general intangibles and proceeds related thereto;
(iii)    any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Restricted Subsidiary and not created in contemplation of such event, provided that such Lien attaches only to such asset and proceeds thereof;
(iv)    any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Restricted Subsidiary and not created in contemplation of such acquisition, provided that such Lien attaches only to such asset and proceeds thereof;
(v)    any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 6.01(b), provided that the principal amount of such Indebtedness is not increased (other than by amounts incurred to pay the costs of such refinancing, extension, renewal or refunding and any premiums paid in connection therewith) and such Lien does not attach to any additional assets;
(vi)    Liens in favor of (x) the Administrative Agent securing Indebtedness or other obligations existing pursuant to the Revolving Credit Agreement and Liens in favor of a Credit Party (as defined in the Revolving Credit Agreement) on cash or cash equivalents required by the terms of the Revolving Credit Agreement and (y) the Lender securing Indebtedness or other obligations pursuant to this Agreement;
(vii)    Liens to secure Indebtedness incurred or assumed in connection with pollution control, industrial revenue bond or similar types of financing, and Liens on property in favor of the United States or any state thereof, or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, repairing or improving the property subject thereto;
(viii)    Liens granted on accounts receivable or other rights to payment and related assets in connection with Securitization Transactions permitted by Section 6.03(b)(ii);
(ix)    Liens on precious metals catalysts in connection with lease transactions and Liens under any Sale/Leaseback Transaction, in each case to the extent permitted by this Agreement;
(x)    Liens on cash collateral granted to an Issuing Bank (as defined in the Revolving Credit Agreement) in connection with the replacement of such Issuing Bank under the Revolving Credit Agreement;

(xi)    Liens for taxes that (i) are not yet due, (ii) are not more than sixty (60) days past due and not subject to penalties for non-payment, or (iii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(xii)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other similar types of Liens arising in the ordinary course of business securing amounts which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(xiii)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended from time to time;
(xiv)    Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(xv)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(xvi)    Liens securing judgments for the payment of money not constituting an Event of Default under clause (g) of Article VII;
(xvii)    Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Restricted Subsidiaries on deposit with or in the possession of such bank, in each case in the ordinary course of business;
(xviii)    customary netting and offset provisions in Hedging Agreements;
(xix)    Liens on Equity Interests in an Unrestricted Subsidiary to secure Non-Recourse Debt on which such Unrestricted Subsidiary is an obligor; and
(xx)    Liens not otherwise permitted by the foregoing clauses of this Section 6.01(b) securing Indebtedness and Hedging Obligations, provided that Priority Debt shall not exceed the amount permitted by Section 6.03(b)(i) as of the last day of any fiscal quarter (beginning with the last day of the fiscal quarter in which the Investment Grade Rating Date occurs).

Section 6.02    Fundamental Changes; Dispositions.
(a)    A Loan Party will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer (in one transaction or in a series of transactions) all or substantially all of its assets to any other Person; provided that (A) any Person may consolidate or merge with or into the Borrower in a transaction in which the Borrower is the surviving Person; (B) any Loan Party (other than the Borrower) may merge into or consolidate with or sell, lease or otherwise transfer all or substantially all of its assets to (x) the Borrower or (y) a Restricted Subsidiary, provided that any such merger, consolidation, sale, lease or other transfer by the Initial Guarantor pursuant to this clause (y) shall be with, into or to a Guarantor or a Restricted Subsidiary that becomes a Guarantor contemporaneously with such merger, consolidation, sale, lease or other transfer; and (C) any Loan Party (other than the Borrower) may merge into, or consolidate with, any Person other than the Borrower or a Restricted Subsidiary if (x) such Loan Party is the surviving entity or (y) such other Person is the surviving entity and becomes a Restricted Subsidiary and a Guarantor contemporaneously with such merger or consolidation.
(b)    Upon the occurrence and during the continuance of a Default or Event of Default, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, convey, sell, transfer, or otherwise dispose of assets (including interests in any Person) in any transaction or series of related transactions for consideration in excess of $5,000,000; provided, that, notwithstanding the foregoing and subject to Section 6.02(a) above, the Borrower and its Restricted Subsidiaries may enter into (i) sales of inventory in the ordinary course of business, (ii) leases of transportation capacity, storage capacity, processing capacity, and marine and/or dock usage capacity, in the ordinary course of business, (iii) conveyances, sales, transfers, or other dispositions of obsolete, surplus or unusable equipment or equipment no longer used or useful in their respective businesses, (iv) conveyances, sales, transfers and other dispositions between or among the Borrower and/or its Restricted Subsidiaries and (v) sales of receivables in connection with any Securitization Transaction permitted hereby.
Section 6.03    Indebtedness; Securitization Transactions; Sale/Leaseback Transactions.
(a)    Prior to the Investment Grade Rating Date:
(i)    Indebtedness. No Loan Party will, nor will it permit its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
(A)    Indebtedness (x) under this Agreement and (y) under the Revolving Credit Agreement and the Loan Documents defined therein;
(B)    Indebtedness of a Loan Party owing to another Loan Party or a Restricted Subsidiary of a Loan Party;
(C)    other Indebtedness of the Loan Parties and their Restricted Subsidiaries in an aggregate principal amount not to exceed at any time outstanding, when added to the sum of (1) the outstanding amount of Attributable Debt under all

Sale/Leaseback Transactions of the Loan Parties and their Restricted Subsidiaries permitted under Section 6.03(a)(iii) plus (2) the outstanding principal amount of all Indebtedness of the Loan Parties under the Loan Documents, an amount equal to 25% of Consolidated Net Tangible Assets plus the Aggregate Commitment Amount (as defined in the Revolving Credit Agreement) in effect at the time of the incurrence of such Indebtedness;
(D)    Indebtedness of a Loan Party or any Restricted Subsidiary as an account party in respect of trade letters of credit;
(E)    Indebtedness of a Loan Party owing to Valero Energy Corporation or any of its Subsidiaries; and
(F)    Indebtedness existing on the Closing Date.
(ii)    Securitization Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Securitization Transaction.
(iii)    Sale/Leaseback Transactions. A Loan Party will not, and will not permit any Restricted Subsidiary to, enter into or incur any Attributable Debt under any Sale/Leaseback Transaction unless, after giving effect to such Sale/Leaseback Transaction, the sum, without duplication, of (A) the aggregate amount of Attributable Debt under all Sale/Leaseback Transactions of the Loan Parties and their Restricted Subsidiaries, plus (B) the outstanding principal amount of all Indebtedness of the Loan Parties and their Restricted Subsidiaries secured by liens permitted by Section 6.01(a)(iv), does not exceed an amount equal to 15% of Consolidated Net Tangible Assets at the time of consummation of such Sale/Leaseback Transaction.
(b)    From and after the Investment Grade Rating Date:
(i)    Priority Debt. The Borrower shall not permit the outstanding principal amount of Priority Debt, as of the last day of any fiscal quarter, beginning with the last day of the fiscal quarter in which the Investment Grade Rating Date occurs, to exceed an amount equal to 15% of Consolidated Net Tangible Assets as of such date. As used herein, “Priority Debt” means:
(A)    the aggregate outstanding principal amount of secured Indebtedness and the aggregate amount of secured Hedging Obligations of the Borrower and its Restricted Subsidiaries; provided that Priority Debt shall not include Indebtedness secured by:
(1)    Liens existing on any asset transferred by Valero Energy Corporation or a subsidiary of Valero Energy Corporation to the Borrower or a Restricted Subsidiary and Liens existing on any asset of any Person the ownership of which is transferred by Valero Energy Corporation or a subsidiary of Valero Energy Corporation to the Borrower or a Restricted

Subsidiary (collectively, “Transferred Liens”), to the extent that the aggregate outstanding principal amount of Indebtedness secured by such Liens does not exceed $10,000,000; or
(2)    (I) Liens permitted pursuant to Section 6.01(b)(i) on assets of Persons that become Restricted Subsidiaries of the Borrower after the Closing Date (and proceeds thereof);
(II)    Liens permitted pursuant to Section 6.01(b)(ii) on assets purchased, constructed, repaired or improved by the Borrower or a Restricted Subsidiary after the Closing Date (and improvements, accessions, general intangibles and proceeds related thereto) securing Indebtedness incurred or assumed by the Borrower or such Restricted Subsidiary after the Closing Date for the purpose of financing all or any part of the cost of acquiring, constructing, repairing or improving such assets;
(III)    Liens permitted pursuant to Section 6.01(b)(iii) on assets of a Person merged or consolidated with or into the Borrower or a Restricted Subsidiary after the Closing Date (and proceeds thereof);
(IV)    Liens permitted pursuant to Section 6.01(b)(iv) on assets acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and proceeds thereof);
(V)    Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 6.03(b)(i), provided that the principal amount of such Indebtedness is not increased (other than by amounts incurred to pay the costs of such refinancing, extension, renewal or refunding and any premiums paid in connection therewith) and such Lien does not attach to any additional assets;
(VI)    Liens permitted pursuant to Section 6.01(b)(vi);
(VII)    Liens permitted pursuant to Section 6.01(b)(vii) on assets purchased, constructed, repaired or improved by the Borrower or a Restricted Subsidiary after the Closing Date for the purposes of financing all or part of the price or cost of constructing, repairing or improving such property;
(VIII)    Liens permitted pursuant to Section 6.01(b)(viii);
(IX)    Liens permitted pursuant to Section 6.01(b)(ix);
(X)    Liens permitted pursuant to Section 6.01(b)(x); and
(XI)    Liens permitted pursuant to Section 6.01(b)(xix); plus

(B)    Attributable Debt of the Borrower and its Restricted Subsidiaries in respect of Sale/Leaseback Transactions to the extent that such Attributable Debt exceeds $100,000,000, plus
(C)    the aggregate outstanding principal amount of unsecured Indebtedness of Non-Guarantor Subsidiaries (other than Excluded Subsidiary Debt).
For the avoidance of doubt, to the extent that a Guarantee constitutes Priority Debt and the Indebtedness Guaranteed thereby also constitutes Priority Debt, the amount of Priority Debt outstanding at such time shall be calculated without duplication and shall include only the amount of such Guaranteed Indebtedness constituting Priority Debt and shall not include the amount of such Guarantee.
(ii)    Securitization Transactions. The Borrower will not permit the aggregate outstanding amount of Securitization Transactions to exceed $300,000,000 at any time.
Section 6.04    Restricted Payments. Prior to the Investment Grade Rating Date, the Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, during the occurrence and continuance of an Event of Default, or if an Event of Default would result therefrom.
Section 6.05    Changes in Organization Documents. No Loan Party shall make any changes to its Organization Documents that would reasonably be expected to have a Material Adverse Effect.
Section 6.06    Restrictive Agreements. The Borrower will not, and will not permit any Material Subsidiary to, enter into or permit to exist any agreement or other consensual arrangement that explicitly prohibits or restricts the ability of any Material Subsidiary to make any payment of any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interest of such Material Subsidiary, now or hereafter outstanding; provided that the foregoing shall not prohibit financial incurrence, maintenance and similar covenants that indirectly have the practical effect of prohibiting or restricting the ability of a Material Subsidiary to make such payments or provisions that require that a certain amount of capital be maintained, or prohibit the return of capital to shareholders above certain dollar limits; provided further, that the foregoing shall not apply to (i) prohibitions and restrictions imposed by law or by this Agreement, (ii) prohibitions and restrictions contained in, or existing by reason of, any agreement or instrument (A) existing on the Closing Date, (B) relating to any Indebtedness of, or otherwise to, any Person at the time such Person first becomes a Material Subsidiary, so long as such prohibition or restriction was not created in contemplation of such Person becoming a Material Subsidiary, and (C) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness or other obligations issued or outstanding under an agreement or instrument referred to in clauses (ii)(A) and (ii)(B) above, so long as the prohibitions or restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the prohibitions and restrictions contained in the original agreement or instrument, as determined in good faith by the Borrower or such Subsidiary, (iii) any prohibitions or restrictions with respect to a Material Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of all or substantially all of the Equity Interests of such Subsidiary or assets thereof, (iv) restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of, or the activities of, such joint venture, partnership or other joint ownership entity, or any of such entity’s subsidiaries, if such restrictions are not applicable to the property or assets of any other entity and (v) any prohibitions or restrictions on any Securitization Entity pursuant to a Securitization Transaction permitted hereunder.
Section 6.07    Change in Nature of Business. The Borrower will not, and will not permit any Material Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Material Subsidiaries on the Closing Date or any business substantially related or incidental thereto or logical extensions thereof (including (a) the oil and gas refining (including alternative fuels, fuels from biomaterials, development and exploration of gas-to-liquids technology (including actual utilization and production)), marketing, processing and distribution businesses, (b) the natural gas gathering, processing, and transport, and NGL fractionation and marketing, businesses, (c) the chemical manufacturing, processing and marketing businesses, and (d) the operation of crude oil and refined petroleum products pipelines, terminals and other transportation and logistics assets.
Section 6.08    Consolidated Leverage Ratio. The Borrower shall maintain, as of the last day of each fiscal quarter commencing with the last day of the first full fiscal quarter ending after the Closing Date, a Consolidated Leverage Ratio of no greater than (x) during an Acquisition Period, 5.5 to 1.0 and (y) at all other times, 5.0 to 1.0. For purposes of calculating compliance with the foregoing Consolidated Leverage Ratio, Consolidated EBITDA may include, at the Borrower’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof.
ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur on or after the Closing Date:
(a)    the Borrower shall fail to pay (i) any principal of the Term Loan, or any Guarantor shall fail to make any payments due under the Subsidiary Guarantee, in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, in accordance with the terms hereof; (ii) any interest on the Term Loan, when and as the same shall become due and payable in accordance with the terms hereof, and such failure shall continue unremedied for a period of five Business Days; or (iii) any other amount payable hereunder, when and as the same shall become due and payable in accordance with the terms hereof, and such failure shall continue unremedied for a period of ten Business Days;
(b)    any representation or warranty made by the Loan Parties in Article III or in any certificate, financial or other statement furnished by the Loan Parties pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(c)    the Borrower shall fail to perform or observe any of its covenants or agreements contained in Section 5.02(a)(ii), Section 5.03 (with respect to the existence of the Borrower), Section 5.08, or Article VI;
(d)    the Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and any such failure shall remain unremedied for 30 days;
(e)    (i) the Borrower, any Guarantor, any Material Subsidiary or any combination thereof shall default beyond any applicable period of grace in any payment of principal of or interest on any Indebtedness (other than Securitization Indebtedness of any Securitization Entity) on which the Borrower, any Guarantor or any Material Subsidiary or any combination thereof is or are liable in an aggregate principal amount then outstanding of $50,000,000 or more or (ii) an event of default (other than a failure to pay principal or interest) as defined in any mortgage, indenture, agreement or instrument under which there may be issued, or by which there may be secured or evidenced, any such Indebtedness shall happen and shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it could otherwise become due and payable;
(f)    the General Partner, the Borrower, any Guarantor or any Material Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of all or a substantial part of its property, (ii) become unable, admit in writing its inability or fail to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) commence a voluntary case under the federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) if without the application, approval or consent of such Guarantor, the General Partner, the Borrower or any of its Material Subsidiaries, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of such Guarantor, the General Partner, the Borrower or any of its Material Subsidiaries an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of such Guarantor, the General Partner, the Borrower or such Material Subsidiaries or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by such Guarantor, the General Partner, the Borrower or such Material Subsidiaries in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed or unstayed for any period of 90 consecutive days;
(g)    one or more judgments or decrees shall be entered against the Borrower, any of its Material Subsidiaries, any Guarantor or any combination thereof involving in the aggregate liability (not paid or fully covered by insurance) of $50,000,000 or more with respect to any Guarantor, the Borrower or any of its Material Subsidiaries and such judgments or decrees shall not have been vacated, dismissed, discharged, stayed or bonded pending appeal within 45 days from the entry thereof;
(h)    a Change in Control shall occur; or
(i)    this Agreement, the Subsidiary Guarantee or any Note shall fail to be in full force and effect other than in accordance with its terms or as permitted hereby or any action is taken by the Borrower or any Guarantor to assert the invalidity or unenforceability of any of the foregoing;
then, and in every such event (other than an event with respect to the Borrower described in clauses (iv), (v) or (vi) of clause (f) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) refuse to fund any portion of the Term Loan not funded on the Closing Date (whereupon any commitment to fund such portion of the Term Loan shall immediately terminate), and (ii) declare the outstanding principal amount of the Term Loan to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clauses (iv), (v) or (vi) of clause (f) of this Article, any commitment to fund the portion of the Term Loan not funded on the Closing Date shall automatically terminate and the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind (including notice of intent to accelerate or notice of acceleration), all of which are hereby waived by the Borrower.
ARTICLE VIII
SUBORDINATION TERMS
Section 8.01    Defined Terms. As used in this Article VIII:
(a)    “Administrative Agent” has the meaning set forth in the definition of “Revolving Credit Agreement” in part (d) of this Section 8.01.
(b)    “Person” when used in this Article VIII, has the meaning set forth in the Revolving Credit Agreement.
(c)    “Proceeding” means any of the following in respect of a Subordinated Obligor or its assets or property: insolvency or bankruptcy proceedings, any receivership, reorganization or other similar proceedings, any distribution of assets, an assignment for the benefit of creditors or a marshalling of assets and liabilities, or proceedings for voluntary or involuntary liquidation, dissolution or other winding up of a Subordinated Obligor, whether or not involving insolvency or bankruptcy.

(d)     “Revolving Credit Agreement” means that certain Credit Agreement dated as of November 14, 2013, among the Borrower, the Initial Guarantor, the lenders from time to time party thereto (the “Revolving Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Revolving Lenders (in such capacity, including any successors thereto, the “Administrative Agent”), as amended, restated, supplemented or otherwise modified from time to time.
(e)    “Revolving Lenders” has the meaning set forth in the definition of “Revolving Credit Agreement” in part (d) of this Section 8.01.
(f)    “Revolving Obligations” means the “Obligations” as defined in the Revolving Credit Agreement.
(g)    “Subordinated Debt” means the Term Loan made by the Lender (as used in this Article VIII, the “Payee”) to any Subordinated Obligor (as defined below), which Term Loan may (but need not) be evidenced by notes made by a Subordinated Obligor (as defined below) to the order of Payee, as such loans may be renewed, consolidated, amended, extended, or otherwise modified, together with interest and premium, if any, thereon and other amounts payable in respect thereof, including any interest accruing after the date of filing of any Proceeding as hereinafter defined;
(h)    “this Subordination Agreement” means the provisions of this Article VIII;
(i)    “payment in full” or “paid in full” when used in respect of the Senior Obligations means such time as the Revolving Lenders (as defined below) have no further commitments to lend or issue Letters of Credit (as defined in the Revolving Credit Agreement defined below), all Revolving Obligations (other than contingent indemnification obligations not yet due and payable) have been paid in full in cash and all Letters of Credit have terminated or have been cash collateralized in accordance with the terms of the Revolving Credit Agreement; and
(j)    “including” means “including without limitation”.
Section 8.02    Subordination.
(a)    Senior Obligations. The payment of any amounts owing in respect of the Subordinated Debt shall be subordinated, to the extent and in the manner hereinafter set forth, to the following (the “Senior Obligations”): (A) all Revolving Obligations, (B) all obligations under the Subsidiary Guarantee contained in (and as defined in) the Revolving Credit Agreement, made by the Initial Guarantor in favor of the Administrative Agent and the Revolving Lenders, and (C) all obligations under any other guaranty made by any Subsidiary (as defined in the Revolving Credit Agreement) in favor of the Administrative Agent and the Revolving Lenders (the makers of any such guaranty, together with the Initial Guarantor, collectively, the “Revolving Credit Agreement Guarantors” and together with the Borrower, collectively, the “Subordinated Obligors” and each, a “Subordinated Obligor”), as each such agreement or guaranty described in the foregoing clauses (A) through (C) may be amended, renewed, extended, increased, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, and in each case including interest thereon accruing after the commencement of any Proceeding, whether or not such interest is an allowed claim in such Proceeding.
(b)    Proceedings. In the event of a Proceeding, then:
(i)    the holders of the Senior Obligations shall be entitled to receive payment in full of all Senior Obligations before Payee shall receive any payment or distribution on account of Subordinated Debt, and
(ii)    any payment by, or on behalf of, or distribution of the assets of, a Subordinated Obligor of any kind or character on account of the Subordinated Debt, whether in cash, securities, property or otherwise, to which Payee would be entitled except for the provisions of this Subordination Agreement shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian, liquidating trustee or any other Person) or by Payee to the extent such payment is received by Payee directly to the holders of the Senior Obligations or the Administrative Agent acting on their behalf, payable in accordance with the terms of the Revolving Credit Agreement, until the payment in full of all Senior Obligations.
(c)    Default or Event of Default. (i) Upon the occurrence and during the continuation of a Default or Event of Default (each as defined in the Revolving Credit Agreement), Payee agrees not to ask, demand, sue for or take or receive from any Subordinated Obligor in cash, securities, property or otherwise, or by setoff, purchase, redemption (including from or by way of collateral) or otherwise, payment of all or any part of the Subordinated Debt, until payment in full of all Senior Obligations and Payee further agrees to turn over to the Administrative Agent for application in accordance with the Revolving Credit Agreement any such payment received in respect of the Subordinated Debt during the continuance of an Event of Default (as defined in the Revolving Credit Agreement) so long as payment in full of all Senior Obligations has not occurred. This Section 8.02(c)(i) shall cease to be applicable on the Investment Grade Rating Date as defined in the Revolving Credit Agreement (the “Revolving Credit Agreement Investment Grade Rating Date”).
(ii)    This Section 8.02(c)(ii) shall be applicable from and after the Revolving Credit Agreement Investment Grade Rating Date. Upon the occurrence and during the continuation of an Event of Default as defined in the Revolving Credit Agreement, Payee agrees not to ask, demand, sue for or take or receive from any Subordinated Obligor in cash, securities, property or otherwise, or by setoff, purchase, redemption (including from or by way of collateral) or otherwise, payment of all or any part of the Subordinated Debt, until payment in full of all Senior Obligations.
(d)    No Subrogation. Payee agrees that no payment or distribution to holders of Senior Obligations pursuant to the provisions of this Subordination Agreement shall entitle Payee to exercise any rights of subrogation in respect thereof, all of which are expressly waived herein, until the Senior Obligations have been paid in full.

(e)    No Liens. Without the prior written consent of the Administrative Agent, no Subordinated Obligor shall give, or permit to be given and Payee shall not receive, accept or demand, any lien to secure any Subordinated Obligations, on any cash, securities, property or other assets, whether now existing or hereafter acquired, of any Subordinated Obligor.
Section 8.03    Waivers and Consents.
(a)    Payee waives (i) promptness, diligence, notice of acceptance and any other notice with respect to the Senior Obligations and this Subordination Agreement and any requirement that the Administrative Agent or any Revolving Lender exhaust any right or take any action against any Subordinated Obligor or any other Person or any of their respective assets.
(b)    All rights and interests of the holders of Senior Obligations hereunder, and all agreements and obligations of Payee and Subordinated Obligors under this Subordination Agreement, shall remain in full force and effect irrespective of: (i) any lack of validity or enforceability of any Revolving Credit Agreement or any other Loan Document as therein defined, or any agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term of, the Revolving Obligations, or any other amendment or waiver of or any consent to or departure from the Revolving Credit Agreement or any other Loan Document (as defined in the Revolving Credit Agreement), including any increase in the Senior Obligations or extension of the maturity thereof; (iii) any holder of Senior Obligations releasing any Subordinated Obligor from all or any part of the Senior Obligations by operation of law or otherwise, (iv) any enforcement or failure to enforce, or any delay in enforcing, any Loan Document (as defined in the Revolving Credit Agreement); or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Subordinated Obligor or Payee or third party guarantor or surety other than payment in full of the Senior Obligations.
(c)    No present or future holder of Senior Obligations shall be prejudiced in its right to enforce subordination of Payee by any act or failure to act on the part of any Subordinated Obligor whether or not such act or failure shall give rise to any right of rescission or other claim or cause of action on the part of Payee.
Section 8.04    Reinstatement. This Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Senior Obligations is rescinded or must otherwise be returned by any holder of Senior Obligations in connection with any Proceeding, all as though such payment had not been made.
Section 8.05    Termination. This Subordination Agreement shall in all respects be a continuing agreement and shall remain in full force and effect until the earlier of (a) the payment in full of the Senior Obligations and (b) the payment in full in cash of the Subordinated Debt. Upon such payment in full, this Subordination Agreement shall terminate (subject to Section 8.04); provided that the parties hereto agree to each execute such instruments as may be reasonably requested by any other party hereto to further evidence such termination.
Section 8.06    Amendments, Etc. No amendment or waiver of any provision of this Subordination Agreement nor consent to any departure by Payee or any Subordinated Obligor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 8.07    Rights of Payee. The provisions of the foregoing paragraphs with respect to subordination are solely for the purpose of defining the relative rights of the holders of Senior Obligations on the one hand, and Payee on the other hand, and none of such provisions shall impair, as between any Subordinated Obligor and Payee, the obligation of such Subordinated Obligor, which is unconditional and absolute, to pay to Payee the principal and interest under the Subordinated Debt in accordance with its terms, nor shall anything in such provisions prevent Payee from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights of holders of Senior Obligations under such provisions.
Section 8.08    Third-Party Beneficiaries. The holders of Senior Obligations are entitled to the benefits of the foregoing subordination provisions and are third-party beneficiaries thereof.
Section 8.09    Governing Law. THIS SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to the Borrower, to it at Valero Energy Partners LP, One Valero Way, San Antonio, Texas 78249, Attention of Donna M. Titzman, Chief Financial Officer (Facsimile No. (210) 345-2267); and
(ii)    if to the Lender, to it at Valero Energy Corporation, One Valero Way, San Antonio, Texas 78249, Attention of Michael S. Ciskowski, Executive Vice President and Chief Financial Officer.
(b)    Electronic Communications. Notices and other communications to the parties hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites).
Notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor and (iii) transmitted by telecopier or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).
Section 9.02    Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
(b)    Neither this Agreement or the Notes nor any provision of either of the foregoing may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.
Section 9.03    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).
Section 9.04    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents together constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Lender and the Borrower, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.05    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.06    Governing Law; Consent to Service of Process. This Agreement shall be construed in accordance with and governed by the law of the State of New York. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.07    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.08    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loan, together with all fees, charges and other amounts which are treated as interest on the Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of the Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.
Section 9.09    No Liability of General Partner. It is hereby understood and agreed that the General Partner shall have no liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under the other Loan Documents. The Lender agrees that no claim arising against the Borrower or any other Loan Party under any Loan Document with respect to the Obligations shall be asserted against the General Partner or its assets. Notwithstanding the foregoing, nothing in this Section 9.09 shall be construed so as to prevent the Lender from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon the General Partner for the purpose of obtaining jurisdiction over the Borrower or another Loan Party.
ARTICLE X
SUBSIDIARY GUARANTEE
Section 10.01    Guarantee. Each Guarantor, jointly and severally, hereby unconditionally and irrevocably guarantees to the Lender (the “Subsidiary Guarantee”), as primary obligor and not merely as surety, the prompt and complete payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower, now or hereafter existing under this Agreement and any other Loan Document, and all other Obligations, whether for principal, interest, fees, expenses or otherwise, including obligations which, but for an automatic stay under Section 362(a) of the Bankruptcy Code or any other insolvency law or other proceeding, would become due (such obligations being hereinafter referred to as the “Guaranteed Obligations”), and agrees to pay any and all expenses (including the legal fees, charges and disbursements of counsel) incurred by the Lender in enforcing any rights under the Subsidiary Guarantee. No amendment or modification of the Subsidiary Guarantee may be made without the prior written consent of each Guarantor. Notwithstanding anything contained herein to the contrary, the obligations of the each Guarantor under the Subsidiary Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under the Subsidiary Guarantee subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.
Section 10.02    Waiver of Subrogation. Notwithstanding any payment or payments made by a Guarantor hereunder, or any set-off or application of funds of any Guarantor by the Lender, such Guarantor shall not be entitled to be subrogated to any of the rights of the Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Lender for the payment of the Guaranteed Obligations, nor shall any Guarantor seek any reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Lender by the Borrower are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor, in trust for the Lender, segregated from other funds of such Guarantor and shall, forthwith upon receipt by such Guarantor, be turned over to the Lender, in the exact form received by such Guarantor (duly indorsed by such Guarantor, if required), to be applied against the Guaranteed Obligations, whether mature or unmatured, in such order as the Lender may determine.
Section 10.03    Amendments, Etc., with respect to the Guaranteed Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by any Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Lender may be rescinded by the Lender, and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, and this Agreement, and any Note and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lender may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Lender for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. The Lender shall have no obligation to protect, secure, perfect or insure any Lien or security interest at any time held by it as security for the Guaranteed Obligations or for this Subsidiary Guarantee or any property subject thereto.
Section 10.04    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon this Subsidiary Guarantee or acceptance of this Subsidiary Guarantee; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Subsidiary Guarantee; and all dealings between the Borrower and the Guarantors, on the one hand, and the Lender, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, such Guarantor or any other Guarantor with respect to the Guaranteed Obligations. This Subsidiary Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to, and each Guarantor hereby expressly waives any defenses to its obligations hereunder based upon (a) the validity or enforceability of this Agreement, any Note, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Lender, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Guaranteed Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise, (c) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Obligations, or of any Guarantor under this Subsidiary Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantors, the Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security, or guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Lender against each Guarantor.
Section 10.05    Reinstatement. This Subsidiary Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
Section 10.06    Payments. Each of the Guarantors and the Borrower hereby agrees that the Guaranteed Obligations will be paid to the Lender, without set-off or counterclaim in Dollars as expressed to be payable hereunder and under any Note, in immediately available funds at the office of the Lender specified in Section 9.01.
Section 10.07    Additional Guarantors. Upon the execution and delivery by any Person of a Guarantee Joinder and other required documents as provided in Section 5.09, such Person shall be a Guarantor and shall be a party hereto as if an original signatory hereto.
Section 10.08    Guaranty Release Matters. The Lender shall release any Guarantor from its obligations as a Guarantor under this Agreement pursuant to a written request made by the Borrower, if (a) such Guarantor ceases to be a Subsidiary of the Borrower or a Material Subsidiary of the Borrower that is a First Tier Subsidiary as a result of a transaction permitted under this Agreement, (b) such Guarantor is an Elective Guarantor at the time of such release or (c) at any time on or after the Investment Grade Rating Date, and only for so long as the Borrower maintains an Investment Grade Rating, after giving pro forma effect to any such release occurring on or after the Investment Grade Rating Date, the Borrower is in compliance with Section 6.03(b)(i) and Section 6.08 and no Event of Default has occurred and is then continuing; provided that, for the avoidance of doubt, if the Borrower ceases to have an Investment Grade Rating, each Subsidiary that would have otherwise been required to be a Guarantor hereunder prior to giving effect to this Section 10.08, shall promptly, but in any event, within 10 Business Days of the loss of such Investment Grade Rating, execute and deliver to the Lender a joinder agreement in the form of Exhibit B hereto and become a Guarantor hereunder. Any such request shall be accompanied by a certificate of a Financial Officer of the Borrower certifying (which certification shall constitute a representation and warranty by the Borrower hereunder) that (i) no Event of Default then exists or will exist after giving effect to such release, (ii) after giving pro forma effect to any such release occurring on or after the Investment Grade Rating Date, the Borrower is in compliance with Section 6.03(b)(i) and Section 6.08, and (iii) the conditions for release set forth in this Section 10.08 have been satisfied.
(Signature Pages Begin Next Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VALERO ENERGY PARTNERS LP, as Borrower

By: Valero Energy Partners GP LLC, its General
Partner

By: /s/ Donna M. Titzman
Name:	Donna M. Titzman
Title:	Senior Vice President, Chief Financial
Officer, and Treasurer
VALERO PARTNERS OPERATING CO. LLC, as
a Guarantor

By: /s/ Donna M. Titzman
Name:	Donna M. Titzman
Title:	Senior Vice President and Treasurer

S-1

VALERO ENERGY CORPORATION, as Lender

By: /s/ Michael S. Ciskowski
Name:	Michael S. Ciskowski
Title:	Executive Vice President and Chief
Financial Officer

S-2

ANNEX A

LEVERAGE-BASED PRICING GRID

Consolidated Leverage Ratio	Level 1	Level 2	Level 3	Level 4
	≤ 2.75:1.00	> 2.75:100 but ≤ 3.50:1.00	> 3.50:100 but ≤ 4.25:1.00	> 4.25:1.00
LIBOR Margin	1.250%	1.500%	1.750%	2.00%
Prime Rate Margin	0.250%	0.500%	0.750%	1.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date of delivery of a compliance certificate pursuant to Section 5.01(c), provided, however, that if any such compliance certificate is not delivered when due in accordance with such Section 5.01(c), then the Applicable Rate shall remain at the level determined by the most recently delivered compliance certificate and shall continue to apply until the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 5.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such compliance certificate, and if the Applicable Rate would have been set at a higher level during the period of non-delivery of the compliance certificate, the Borrower shall pay to the Lender, on demand all amounts which would have accrued hereunder had the compliance certificate been delivered when due. The Applicable Rate in effect on the Closing Date shall be based on Pricing Level 1 until the first calculation date following the receipt by the Lender of the financial information and related compliance certificate for the first fiscal quarter ending after the Closing Date.

Annex A – Page 1

ANNEX B

RATINGS-BASED PRICING GRID

Designated Ratings	Level 1	Level 2	Level 3	Level 4	Level 5
	≥BBB+/Baa1	BBB/Baa2	BBB-/Baa3	BB+/Ba1	≤BB+/Ba1
LIBOR Margin	1.125%	1.250%	1.500%	1.750%	2.00%
Prime Rate Margin	0.125%	0.250%	0.500%	0.750%	1.00%

Ratings in the above Ratings-Based Pricing Grid are based on the Designated Ratings issued by the Rating Agencies.
For purposes of the foregoing, (i) if the Designated Ratings are split, the higher of such ratings shall apply, provided that if the higher rating is two or more levels above the lower rating, the rating next below the higher of the two shall apply; (ii) if only one Rating Agency issues a Designated Rating, such rating shall apply; and (iii) if the Designated Rating established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. If the rating system of S&P or Moody’s shall change, or if any of S&P or Moody’s shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lender shall negotiate in good faith if necessary to amend this provision to reflect such changed rating system or the unavailability of Designated Ratings from such Rating Agencies and, pending the effectiveness of any such amendment, the LIBOR Margin and the Prime Rate Margin shall be determined by reference to the Designated Rating of such Rating Agency most recently in effect prior to such change or cessation.

Annex B – Page 1

THIS NOTE AND THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE “SENIOR OBLIGATIONS” (AS DEFINED IN THE HEREINAFTER DESCRIBED CREDIT AGREEMENT) AND ARE SUBJECT, IN ALL RESPECTS, TO THE TERMS AND CONDITIONS OF ARTICLE VIII OF THE CREDIT AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS OF THIS NOTE AND THE TERMS OF ARTICLE VIII OF THE CREDIT AGREEMENT, THE TERMS OF ARTICLE VIII OF THE CREDIT AGREEMENT SHALL CONTROL.

EXHIBIT A
FORM OF PROMISSORY NOTE

$_________	[ ], 2015

FOR VALUE RECEIVED, the undersigned, VALERO ENERGY PARTNERS LP, a Delaware limited partnership (the “Borrower”), hereby unconditionally promises to pay to ________________________ (the “Lender”) at the office of the Lender located at One Valero Way, San Antonio, Texas 78249, in lawful money of the United States of America and in same day funds, on the Maturity Date the principal amount of (a)____________ DOLLARS ($___________), or, if less, (b) the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
The holder of this Promissory Note (this “Note”) is authorized to, and prior to any transfer hereof shall, endorse on Schedule A attached hereto that is part of this Promissory Note, the amount of the Term Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof; provided that the failure to make a notation of any such Term Loan or payment made on this Promissory Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Promissory Note.
This Note (a) is one of the Notes referred to in the Subordinated Credit Agreement, dated as of March 2, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower and the Lender, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.
Reference is made to the Credit Agreement for provisions for the acceleration of the maturity hereof.

Exhibit A – Page 1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind except those expressly required under the Credit Agreement.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
VALERO ENERGY PARTNERS LP
By: VALERO ENERGY PARTNERS GP LLC,
its General Partner

By:_______________________________________
Name:
Title:

Exhibit A – Page 2

SCHEDULE A
to
Promissory Note
TERM LOAN AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit A – Page 3

Exhibit B
FORM OF GUARANTEE JOINDER
This Guarantee Joinder is dated as of ___________ and is made by _____________, a _____________ (“Additional Guarantor”), in favor of VALERO ENERGY CORPORATION, a Delaware corporation (the “Lender”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement hereinafter referenced.
RECITALS
WHEREAS, VALERO ENERGY PARTNERS LP, a Delaware limited partnership (the “Borrower”), is party to that certain Subordinated Credit Agreement dated as of March 2, 2015, between the Borrower and the Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
WHEREAS, Additional Guarantor has agreed to execute and deliver this Guarantee Joinder in order to become a party to the Credit Agreement as a Guarantor thereunder.
NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Additional Guarantor, for the benefit of the Lender (and, in respect of Article VIII of the Credit Agreement, for the benefit of the holders of Senior Obligations, as defined in such Article VIII of the Credit Agreement), hereby agrees as follows:
1.    Additional Guarantor shall be a Guarantor for purposes of the Credit Agreement, effective from the date hereof, and agrees to perform all of the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement applicable to Guarantors including, without limitation, the provisions of Article VIII thereof (including all waivers, releases, indemnifications and submissions set forth in the Credit Agreement), all of which terms are incorporated herein by reference, as if Additional Guarantor were a signatory party thereto; and, accordingly, Additional Guarantor hereby, jointly and severally with the other Guarantors party to the Credit Agreement, unconditionally and irrevocably guarantees the prompt and complete payment when due, whether at stated maturity, by acceleration or otherwise, of the Guaranteed Obligations, and further agrees to pay any and all expenses (including the legal fees, charges and disbursements of counsel) incurred by the Lender in enforcing any rights under the Subsidiary Guarantee, in all respects upon the terms set forth in the Credit Agreement. Notwithstanding anything contained herein or in the Subsidiary Guarantee to the contrary, the obligations of Additional Guarantor under the Subsidiary Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under the Subsidiary Guarantee subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.
2.    From and after the date hereof, all references to the “Guarantors,” or each individual “Guarantor,” in the Credit Agreement and the other Loan Documents shall be deemed to include Additional Guarantor, in addition to the other Guarantors, as if Additional Guarantor were a signatory party to the Credit Agreement. In addition, all references to [“Required Guarantors”] [“Elective

Exhibit B – Page 1

Guarantors”] in the Credit Agreement and the other Loan Documents shall be deemed to include Additional Guarantor (which references may change after the date hereof in accordance with the terms of the Credit Agreement).
3.    Additional Guarantor hereby represents and warrants that the representations and warranties set forth in the Credit Agreement pertaining to it are true and correct in all material respects on and as of the date hereof (immediately after giving effect hereto), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties are true and correct as of such specified earlier date; provided that, in each case, the representations and warranties contained in Section 3.05(b), Section 3.08 and Section 3.10 are made only on and as of the Closing Date, and none of the representations and warranties described in the foregoing shall be made on the date hereof if such date occurs after the Closing Date, as if set forth herein in their entirety.
4.    This Guarantee Joinder and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of New York. Acceptance and notice of acceptance hereof are hereby waived in all respects.
5.    This Guarantee Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guarantee Joinder shall become effective when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of Additional Guarantor and the Lender. Delivery of an executed signature page to this Guarantee Joinder by facsimile transmission or other electronic imaging means (e.g. “pdf’ or “tif’) shall be effective as delivery of a manually signed counterpart hereof.
6.    This Guarantee Joinder is a Loan Document.
7.    All communications and notices hereunder shall be in writing and given as provided in the Credit Agreement. All communications and notices hereunder to Additional Guarantor shall be given to it at the address set forth under its signature.
8.    This Guarantee Joinder and the Credit Agreement set forth the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all previous understandings, written or oral, with respect thereto.
[Signature Page to Follow]

Exhibit B – Page 2

IN WITNESS WHEREOF, the undersigned Additional Guarantor has caused this Guarantee Joinder to be duly executed and delivered as of the date first set forth above.

______________________________________
[NAME OF ADDITIONAL GUARANTOR]

By:	________________________________
Name:	________________________
Title:	_________________________
Address for Notices:

Exhibit B – Page 3

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:
VALERO ENERGY CORPORATION,

By ____________________________
Name:
Title:

Exhibit B – Page 4